Exhibit 99.1
Blue Capital Reinsurance Holdings Reports Fourth Quarter 2018 Financial Results

HAMILTON, Bermuda - January 30, 2019 - Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH) (the "Company"), a Bermuda holding company that, through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market and invests in various insurance-linked securities, today reported its financial results for the fourth quarter of 2018.

The Company recorded a net loss of $24.9 million ($2.84 per share) for the fourth quarter of 2018 and a net loss of $28.6 million ($3.27 per share) for the twelve months ended December 31, 2018. The Company’s fully converted book value per common share was $10.32 at December 31, 2018, reflecting a 21.5% decrease for the quarter and a 22.5% decrease over the past twelve months, each inclusive of dividends declared in such periods.

Reinsurance premiums written for the current quarter were $9.1 million increasing by $2.4 million over the same period a year ago while reinsurance premiums written for the full year 2018 were $33.2 million, decreasing by $12.9 million over the comparable period a year ago. The increase in the current quarter's reinsurance premium was predominantly driven by increased reinstatement premiums recorded in association with catastrophe losses occurring in the period while the decline in full year premiums was driven by a lower capital base in the current year.

The combined ratios for the current quarter and year-to-date were 308.8% and 191.6% compared to 102.3% and 201.3% in the same periods a year ago. The increase in the current quarter combined ratio was due to a significantly higher loss and loss adjustment expense ratio. The current quarter's loss and loss adjustment expenses of $33.2 million reflected fourth quarter 2018 losses related to the California wildfires and Hurricane Michael and additional estimated losses related to Typhoon Jebi which occurred in the third quarter of 2018 and Hurricane Irma which occurred in the third quarter of 2017. Reinsurance acquisition costs for the current quarter were $3.1 million compared to $1.9 million a year ago, reflecting a higher proportion of earned premiums attributed to quota share contracts which maintain higher acquisition costs. General and administrative expenses for the current quarter of $1.2 million were modestly higher than a year ago as increased legal fees were partially offset by lower management fees.

Michael J. McGuire, Chairman and CEO, commented: "While good progress was made in 2018 to reduce volatility and improve the balance of our portfolio, adverse development from 2017 events and another active catastrophe year in 2018 masked underlying improvements. These improvements were evident in our current accident year loss ratio for the 2018 year which, while elevated at 94.3%, was significantly improved from the 169.1% achieved for the full year in 2017. Our 2018 portfolio benefited from increased rates, better balance and improved retrocessional protection."

"Looking forward, market conditions remain competitive. While loss exposed contracts saw some pricing increases, the January renewals were relatively flat overall. As a result, we non-renewed several underperforming contracts and focused our capital deployment on quota share contracts which have historically generated better returns with lower volatility. We are closely monitoring market conditions for the upcoming April and June renewal periods where opportunities could emerge as more loss exposed contracts will be up for renewal during those periods. Lastly, we are cognizant of the current discount in the valuation of our stock and will be considering appropriate measures, including the potential commencement of a share repurchase program under the Company’s existing 500,000 share authorization."

Portfolio Update

As of January 2019, the Company entered into reinsurance contracts with expected total annual premiums of $15.1 million compared to expected total annual premiums of $27.8 million in January 2018. Rates in the January 1st renewals increased approximately 1% on a risk adjusted basis. The decline in premiums was driven by lower available collateral and non renewals of underperforming accounts. The Company’s in-force portfolio deployed as of January 1, 2019 consisted of approximately 27.7% in support of first event reinsurance coverages, 71.3% in support of catastrophe quota share coverages and the balance in support of second and subsequent event coverages.

During the first half of 2019, approximately $16.0 million of collateral is expected to be released from expired contracts. This capital will be evaluated for deployment in underwriting opportunities or for capital management depending on the relative attractiveness of the respective opportunities at the time.

About the Company

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to the Company by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001. Additional information can be found in the Company's public filings with the U.S. Securities and Exchange Commission or at www.bcapre.bm.

Contacts
Investor Relations
Phone: +1 441 278 0988
Email: investorrelations@Sompo-Intl.com

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include, and the Company may make related oral forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements that include the words "should," "would," "expect," "estimates", "intend," "plan," "believe," "project," "target," "anticipate," "seek," "will," "deliver," and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions, decreased demand for property and casualty reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, uncertainties in our reserving process, changes to our tax status, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, operational risk, including the risk of fraud and errors and omissions, as well as technology breaches or failure, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, potential treatment of us as an investment company or a passive foreign investment company for purposes of U.S. securities laws or U.S. federal taxation, respectively, our dependence as a holding company upon dividends or distributions from our operating subsidiaries, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2017.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company's most recent report on Form 10-K and other documents of the Company on file with the Securities and Exchange Commission. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The contents of any website referenced in this press release are not incorporated by reference herein.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(In millions of U.S. dollars, except share amounts)

	December 31, 2018	December 31, 2017
Assets	(Unaudited)
Cash and cash equivalents	$2.2	$1.0
Cash and cash equivalents pledged as collateral	—	5.0
Reinsurance premiums receivable	8.9	11.1
Deferred reinsurance acquisition costs	0.1	0.1
Funds held by reinsured companies as collateral	150.4	164.8
Other assets	1.7	0.2
Total Assets	$163.3	$182.2
Liabilities
Loss and loss adjustment expense reserves	$49.9	$43.4
Unearned reinsurance premiums	0.8	1.0
Debt	4.0	—
Reinsurance balances payable	16.4	10.1
Other liabilities	1.5	0.6
Total Liabilities	72.6	55.1
Shareholders’ Equity
Common Shares	8.8	8.8
Additional paid-in capital	165.7	165.6
Retained deficit	(83.8)	(47.3)
Total Shareholders’ Equity	90.7	127.1
Total Liabilities and Shareholders’ Equity	$163.3	$182.2
Common shares outstanding (000s)	8,767	8,761
Common and common equivalent shares outstanding (000s)	8,784	8,773

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS
(In millions of U.S. dollars, except per share data)
Unaudited

	Three Months Ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Revenues
Reinsurance premiums written	$9.1	$6.7	$33.2	$46.1
Change in net unearned reinsurance premiums	3.0	3.2	0.2	(0.1)
Net reinsurance premiums earned	12.1	9.9	33.4	46.0
Net (loss) gain from derivative instruments	—	(0.2)	—	2.3
Net investment income	0.5	0.4	2.0	1.1
Total revenues	12.6	10.1	35.4	49.4
Expenses
Underwriting expenses:
Loss and loss adjustment expenses - current year	25.9	7.5	31.5	77.9
Loss and loss adjustment expenses - prior year	7.3	(0.2)	19.0	1.1
Acquisition costs	3.1	1.9	9.0	8.7
General and administrative expenses	1.2	0.9	4.5	4.9
Total expenses	37.5	10.1	64.0	92.6
Net loss and comprehensive loss	$(24.9)	$—	$(28.6)	$(43.2)
Per share data:
Basic and diluted losses per Common Share	$(2.84)	$0.00	$(3.27)	$(4.94)
Dividends declared per Common Share and RSU(1)	—	—	0.90	1.49
Insurance ratios:
Loss and loss adjustment expense ratio-current year	213.1%	75.2%	94.3%	169.1%
Loss and loss adjustment expense ratio-prior year	59.9%	(2.2)%	56.9%	2.5%
Loss and loss adjustment expense ratio	273.0%	73.0%	151.2%	171.6%
Acquisition cost ratio	26.1%	19.6%	26.9%	19.0%
General and administrative expense ratio	9.7%	9.7%	13.5%	10.7%
Combined ratio	308.8%	102.3%	191.6%	201.3%
Current accident year combined ratio	248.9%	104.5%	134.7%	198.8%
RSU = restricted share unit
(1)    The twelve month period ended December 31, 2017 includes a special dividend with respect to 2016 of $0.59 per common share and RSU, which was declared and paid during the first quarter of 2017.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In millions of U.S. dollars)
Unaudited

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained deficit
Balance at January 1, 2018	$127.1	$8.8	$165.6	$(47.3)
Net loss	(28.6)	—	—	(28.6)
Expense recognized for RSUs	0.1	—	0.1	—
Dividends declared on Common Shares and RSUs	(7.9)	—	—	(7.9)
Balance at December 31, 2018	$90.7	$8.8	$165.7	$(83.8)

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained earnings (deficit)
Balance at January 1, 2017	$183.3	$8.8	$165.5	$9.0
Net loss	(43.2)	—	—	(43.2)
Expense recognized for RSUs	0.1	—	0.1	—
Dividends declared on Common Shares and RSUs	(13.1)	—	—	(13.1)
Balance at December 31, 2017	$127.1	$8.8	$165.6	$(47.3)

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE(1)
Unaudited

	December 31, 2018	September 30, 2018	June 30, 2018	December 31, 2017
Book value per share numerator (in millions of U.S. dollars):
[A] Shareholders’ Equity (in millions of U.S. dollars)	$90.7	$115.5	$124.8	$127.1
Book value per share denominators (in thousands of shares):
[B] Common Shares outstanding	8,767	8,767	8,767	8,761
Restricted Share Units outstanding	17	17	17	12
[C] Fully converted book value per common share denominator	8,784	8,784	8,784	8,773
Book value per common share [A]/[B]	$10.34	$13.18	$14.24	$14.50
Fully converted book value per common share [A]/[C]	$10.32	$13.15	$14.21	$14.48
Change in fully converted book value per common share:(2)
From September 30, 2018	(21.5)%
From December 31, 2017	(22.5)%
(1)         These measures constitute "non-GAAP financial measures" as defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
(2)         Computed as the change in fully converted book value per common share plus common dividends declared of $0.00 and $0.90 during the three and twelve month periods ended December 31, 2018, respectively.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
Natural Catastrophe Risk Management

The following discussion should be read in conjunction with the "Risk Factors" included in Item 1A of the Company’s 2017 Form 10-K, as filed with the Securities and Exchange Commission, in particular the risk factor entitled "Our stated catastrophe and enterprise-wide risk management exposures are based on estimates and judgments which are subject to significant uncertainties."

Exposure Management
 The Company’s Investment and Insurance Manager (the "Manager") monitors our net exposure to any one catastrophe loss event in any single zone within certain broadly defined major catastrophe zones at each treaty renewal date. The last major treaty renewal date was January 1, 2019. Our January 1, 2019 estimated net exposures by zone were in compliance with our underwriting guidelines. Namely, our estimated net exposure from any one catastrophe loss event in any individual zone was at or below 50% of our then-projected December 31, 2018 shareholders’ equity. These broadly defined major catastrophe zones are defined as follows:

North America:	Europe:	Rest of World:

U.S. - Northeast	Europe	Australia
U.S. - Southeast		New Zealand
U.S. - Florida		Japan
U.S. - Gulf		South America
U.S. - New Madrid
U.S. - Midwest
U.S. - California
U.S. - Hawaii
Canada

Single Event Losses
 For certain defined natural catastrophe region and peril combinations, the Manager assesses the probability and likely magnitude of losses using a combination of industry third-party models, proprietary models and underwriting judgment. The Manager attempts to model the estimated net impact from a single event, taking into account contributions from property catastrophe reinsurance (including retrocessional business), property pro-rata reinsurance and event-linked derivative securities, offset by the net benefit of any reinsurance or derivative protections we purchase and the benefit of premiums.

On January 1, 2019 our estimated single event loss exposures were within our underwriting guidelines. Namely, the estimated net impact from any one catastrophe loss event (excluding earthquake) at the 1 in 100 year return period for any one zone did not exceed 35% of our then-projected December 31, 2018 shareholders’ equity, and the estimated net impact from any one earthquake loss event at the 1 in 250 year return period for any zone did not exceed 35% of our then-projected December 31, 2018 shareholders’ equity.

Updated Single Event Loss Projections
The table that follows details our estimated net impact from single event losses as of January 1, 2019 for selected zones at specified return periods using industry-recognized third-party vendor models. It is important to note that each catastrophe model we use contains its own assumptions as to the frequency and severity of loss events, and results may vary significantly from model to model.

Net Impact From Single Event Losses at Specified Return Periods

	Net Impact (Millions)	Return Period(1)	Percentage of December 31, 2018 Shareholders’ Equity
U.S. - Florida hurricane	$21	1 in 100 year	23%
Japan earthquake	9	1 in 250 year	10%
All other zones			less than 10%
(1)         A "100-year" return period can also be referred to as the 1.0% occurrence exceedance probability ("OEP"), meaning there is an estimated 1.0% chance in any given year that this level will be exceeded.  A "250-year" return period can also be referred to as the 0.4% OEP, meaning there is an estimated 0.4% chance in any given year that this level will be exceeded.

Our single event loss estimates represent snapshots as of the time of such estimates. The composition of our in-force portfolio may change materially at any time due to the acceptance of new policies, losses incurred, the expiration of existing policies and changes in our ceded reinsurance and derivative protections.